Unofficial English Translation of a French Document.

REAL ESTATE CAPITAL LEASE AGREEMENT

BETWEEN:

ING ASSET FINANCE BELGIUM S.A., headquartered at Cours Saint-Michel 60, 1040 Brussels, registered in the Trade Register under business number 0429.070.986 and in the VAT under number BE429070986

Hereinafter called: “ING ASSET FINANCE” or “the Lessor" or the “Emphyteutic Lessee"

Represented by:

Johan Stouten

Laurent Schinckus

Head of Client Services

Head of Structured & Real Estate

AND:

BELGIUM VOLITION S.A., headquartered at Rue du Séminaire 20 A, 5000 NAMUR, registered in the Trade Register under business number 0891.006.861 and in the VAT under number BE 891.006.861

Hereinafter called: “BELGIAN VOLITION” or “the Lessee” or the “Emphyteutic Lessor”

Represented by:

Gaetan Michel

Cameron Reynolds

Chief Executive Officer

Director

and Director

Preface

The Lessee is active in the development of blood tests.

BELGIAN VOLITION will purchase a semi-industrial real estate complex with offices and 50 parking spots (hereinafter called “the Building,” built in 2010, on land located in the Créalys zoning at 5032 Isnes-Spy, Rue Phocas Lejeune 22, Gembloux cadastre, 8th division, Section B, n° 55 (hereinafter called “the Land”). The price negotiated with the seller is EUR 1,200,000.00 (excluding registration fees and charges). The Land and the Building will hereinafter be called the “Real Property.”

As part of the Lessee‘s business expansion, the Lessee approached the Lessor to request the implementation of a real estate lease transaction for the Real Property. The Lessor accepts it on the following conditions.

BELGIAN VOLITION shall establish in favour of the Lessor a right of emphyteusis for a period of 27 years, extendable to the authorized maximum legal term of 99 years, over the entire Real Property.

The Lessor has indicated its agreement with the establishment of the aforementioned emphyteusis, via a one-time payment in the amount of EUR 1,120,000.00 to BELGIAN VOLITION (and a recurring annual payment of EUR 25.00).

The Lessor’s contribution shall be limited to the amounts indicated above. Then, the Lessor, as part of this fixed and irrevocable 15-year real estate leasing agreement (hereinafter called the “Real Estate Lease Agreement”), shall make the Real Property available to the Lessee pursuant to the conditions described hereunder.

A maximum loan of EUR 270,000.00 shall also be established between the parties, to fund the renovation work, which the Lessee shall have performed at the Real Property by ADC Group.

The Lessee shall be solely responsible for the proper execution of all future obligations (namely use, ...) which might exist with third parties, including all local public authorities or otherwise, following this transaction, to preserve the Lessor.

Despite its title as recipient of the aforementioned emphyteusis right, the Lessor’s contribution remains exclusively financial. It is expressly agreed that the Lessor shall not assume any responsibility or obligation that is not financial in nature, such as with regard to the quality of the Real Property, its handover or warranties for hidden defects or for new, current or past land pollution. The Lessor shall transfer all warranties that it may have in these areas to the Lessee.

To satisfy their intentions, the parties have entered into this Real Estate Lease Agreement. It shall cover all of the legal transactions and contracts binding the parties.

This Real Estate Lease Agreement shall be executed no later than November 1st, 2016, in authentic form, before Philippe Degomme, notary in Brussels, with the participation of Stéphane Watillon, notary in Namur.

This authentic instrument shall repeat the provisions of this Real Estate Lease Agreement and shall also comply with the laws and ordinances regarding urban planning and land-use planning.

Section 1 - Granting of real right

At the request of, and in accordance with the express specifications of the Lessee, the Lessor shall acquire as emphyteusis, an emphyteusis right (hereinafter called “the Emphyteusis Right”) from BELGIAN VOLITION, with regard to the Real Property described above. It shall then be rented to the Lessee as part of this Real Estate Lease Agreement.

The Emphyteusis Right is comprised of a one-time payment of EUR 1,120,000.00, payable by the Lessor to BELGIAN VOLITION. The associated costs, registration costs and fees shall be at the Lessee’s expense.

The Emphyteusis Right is subject to the provisions of the Act of January 10, 1824, notwithstanding what is recited in further detail herein.

The authentic instrument regarding the establishment of the Emphyteusis Right shall be executed no later than November 1st, 2016, before Philippe Degomme, notary in Brussels, with the participation of Stéphane Watillon, notary in Namur.

The Emphyteusis Right shall be established for a term of 27 years beginning on the date it is executed in authentic form as part of this Real Estate Lease Agreement. The term of the Emphyteusis Right may be extended to the legally authorized maximum of 99 years.

For that, the Emphyteutic Lessor shall issue, via a separate instrument, an authentic and irrevocable mandate to IMMOMANDA S.A., Avenue Marnix 24 in Brussels, to extend upon the Lessor’s first request, the term of the Emphyteusis Right to the maximum term legally stipulated. The mandate for extension shall be executed at the same time as the instrument of its establishment.

In the event of extension, the Emphyteutic Lessor or its successors shall work with the Lessor to execute the authentic instrument and to fulfill all of the necessary formalities to extend the Emphyteusis Right effective against third parties.

It is the Lessor that has the opportunity to extend it in the event that the Lessee does not comply with its obligations under this Real Estate Lease Agreement or other contracts associated with the Real Property, or if the Lessee, upon issue of the Real Estate Lease Agreement does not opt to exercise either the purchase option or the lease extension option, which the Lessee accepts without prejudice by signing this Real Estate Lease Agreement.

The one-time payment is due upon execution of the Emphyteusis Right in authentic form.

An annual recurring payment of EUR 25.00 shall be payable on the anniversary of the signing date of the authentic instrument establishing the Emphyteusis Right. The annual payment shall not be indexed.

The fees, costs and expenses for conferring the Emphyteusis Right, for the extension mandate and for that extension, to exercise the lease extension option, and in general, for this Real Estate Lease Agreement, are at the Lessee’s expense, which it expressly accepts.

Section 2 - Obligation of repair - Prohibition of transfer - Guarantee - Duties of common law

The Emphyteutic Lessor waives its rights under Sections 3 and 13 of the Act of January 10, 1824, and as such, shall not demand termination of the Emphyteusis Right that the Emphyteutic Lessee return the Real Property to its pristine state. It also may not demand compensation from the Lessor based on the state of the Land and the Building at that time.

The Emphyteutic Lessor declares that it is aware of all duties of common law and of the duties (particularly regarding administrative authorities) listed in the property right of the Land and the Building that form part of this transaction, for which the Emphyteutic Lessee is responsible of the Land and the Building, particularly associated with the construction of buildings and/or the operation of a business in those buildings. The Emphyteutic Lessor pledges to the Emphyteutic Lessee to fulfill those duties. The Emphyteutic Lessor fully guarantees the Emphyteutic Lessee should the Emphyteutic Lessor fail to fulfill the aforementioned duties. The Emphyteutic Lessor shall be solely responsible for the proper execution of all possible duties that might exist as a result of this transaction, to preserve the Emphyteutic Lessee.

Section 3 - Purchase option - pre-emptive right - Compensation - permits

The Emphyteutic Lessor, both in its name and in the name of it successors or representatives, shall grant the Lessor a transferable and indivisible purchase option and a pre-emption right with compensation on the bare ownership of the Real Property.

The Emphyteutic Lessor shall give the Lessor the transferable right, in the event that this Real Estate Lease Agreement is or may be terminated or dissolved under the application of Section 20, to purchase the bare ownership (subsurface) of the Real Property at the regular market price determined by an expert. In that regard, the parties shall jointly appoint an expert. If the parties are unable to reach an agreement, they shall each appoint an expert who, among them, shall appoint a third expert to act collectively.

In establishing this appraisal, the experts shall expressly take the Emphyteusis Right into account.

Upon the sale of collateral of the Emphyteusis Right throughout its term, the Emphyteutic Lessor shall grant the Lessor a pre-emptive right for the purchase of that collateral. For the terms of the exercise of the pre-emption right, the parties are referred to the clauses of Section 47 in the Agricultural Lease Act, with the following variant terms:

●	the Lessor may freely transfer the pre-emptive right;
●	the party who exercises the pre-emptive right is not confined to agricultural activities;
●

the Emphyteutic Lessor pledges to communicate the price and conditions proposed by a third party to the Emphyteutic Lessee via registered mail. The Emphyteutic Lessee has a period of (60) days from that notification to express, in the same manner to the Emphyteutic Lessor, the exercise or non-exercise of the pre-emptive right – by itself or a third party to be appointed. A lack of a reply within (60) days shall be considered a refusal. If refused, the Emphyteutic Lessor may transfer the Land, collateral of the Emphyteusis Right, to a third person;

●	the Lessor may waive the pre-emptive right via regular mail;
●	the Lessor shall not exercise the pre-emptive right unreasonably to the extent that the subsurface is held within the group (with the current shareholders), of which the Lessee is a part.

It is expressly agreed that while the Lessee is the Lessor’s debtor under this Real Estate Lease Agreement, regardless of the cause, the Lessor may meet the purchase price by compensation. This shall take place immediately by compensation of mutual debts and with no further formalities. If applicable, the Lessor shall only pay the excess of the purchase price.

If the collateral of the Emphyteusis Right is sold prior to the expiry of the extended or non-extended term for which it was granted, the provisions of this Section shall be transcribed in entirety into the authentic deed of sale.

It is expressly agreed between the parties that the Emphyteutic Lessor, its successors and all possible future owners pledge, in the event of sale of the Real Property, is to stipulate that the purchaser shall comply with this Real Estate Lease Agreement for the complete term indicated therein and all clauses stated therein.

The Emphyteusis Right shall be conferred pursuant to the conditions of the Act of January 10, 1824 – hereinafter called the “Act” – to the extent that there is no variance in this Real Estate Lease Agreement.

The Emphyteutic Lessor shall also be responsible for the execution of any work whatsoever on the Real Property, at its expense, required to maintain or render the Real Property compliant with the present or future legal provisions, including fire safety, workplace safety or safety regarding polluting businesses and sound levels, the environment and health, although this list is not exhaustive.

For example, if the Building were to contain asbestos – and to the extent that the removal of that asbestos were required by law – the Emphyteutic Lessor would be responsible for that removal and assume all of the costs and consequences in the broadest sense of the word, without recourse against the Lessor, who shall not assume any responsibility in that regard.

The Emphyteutic Lessor hereby declares – and guarantees to the Lessor – that with regard to the Real Property, to its knowledge no dispute or investigation, more specifically, no claim, proceedings, dispute, administrative recourse, arbitration, investigation or other proceedings, which could in any way harm the Lessor, have been exercised or undertaken in the past, nor are they pending or threaten to be so.

All maintenance and repair work to the Real Property, including major repairs affecting the structure of the Real Property shall be initiated by and at the expense of the Emphyteutic Lessor. Should the Emphyteutic Lessor fail in its duty to perform the necessary maintenance or repair work on the Real Property, for which it is responsible, the Lessor may undertake the work at the expense of the Emphyteutic Lessor after having sent express notice thereof via registered mail, on which no action has been taken for one month.

The Emphyteutic Lessor shall be required to comply with, at its expense for the entire duration of the Emphyteusis Right, the provisions of legislation or regulations applicable to the state of the ground, independent of the fact that that legislation or those regulations impose those obligations at the expense of the owner of the Real Property, Emphyteutic Lessor, owner of the Emphyteusis Right, operator or Lessee.

The fees, costs, expenses and charges owed to exercise the purchase right or the pre-emptive right as described above are at the Lessee’s expense.

Section 4 - Simple acquisition of the Emphyteusis Right - Permits

The Lessor shall acquire only the Emphyteusis Right on the Real Property as described above.

Formalities for obtaining administrative or urbanistic permits for the execution of the Real Estate Lease Agreement, the possible change of business activity and/or for possible future buildings, shall be the responsibility of the Lessee, who will provide a copy of those documents to the Lessor.

The Lessor pledges to remit, request and sign all permits presented by the Lessee and for which its contribution as Emphyteutic Lessor is required and that do not prejudice the interests of the Lessor.

Section 5 - Payments

The parties agree that the book value of the Emphyteusis Right to be funded by the Lessor shall be limited to the payments to be made, i.e. EUR 1,120,000.00 followed by recurring annual payments of EUR 25.00.

The costs, registration costs and fees shall be at the Lessee’s expense.

The first payment is due from the Lessor upon the authentic instrument of establishment of the Emphyteusis Right.

That first payment is compensated by and to a maximum of the first rent plus what is indicated in Section 9.

The payment of fixed annual and unindexable payments, as well as all costs, taxes and direct or indirect charges associated with the Emphyteusis Right are the exclusive responsibility of the Lessee, who shall pay them upon request.

Section 6 - Maximum investment - Pre-financing

The parties agree that the book value of the investment to be funded by the Lessor shall be a maximum of EUR 1,120,000.00.

Section 7 - Cost Overrun - Commitment Fee

The Lessor shall fund the investment to a maximum that cannot exceed the amount set out in this Real Estate Lease Agreement.

If the investment requires a higher expense, the difference shall be paid directly by the Lessee upon the Lessor’s first request. If, under agreements with third parties, appeals, fines or taxes, or for whatever reason, the Lessor is required to spend a higher amount, the Lessee shall immediately reimburse the Lessor for that overrun. Any late payment shall be subject to Section 10 of this Real Estate Lease Agreement. Failing which, the Lessor shall not be required to continue funding.

In the event that investment is less than the amount set out in this Real Estate Lease Agreement, the Lessee shall pay lump sum compensation equal to 1.5% of the difference between the established amount and the actual amount. This compensation shall be due once the accounts are closed.

Section 8 - Lease period

As a lessor, the Lessor shall lease to the Lessee as a tenant, who accepts, the Real Property, with all ancillaries and active and passive charges, for a fixed and irrevocable term of 15 years, in the state in which it is, perfectly known by the Lessee, without prejudice of early dissolution pursuant to the applicable provisions of this Real Estate Lease Agreement.

The lease shall take effect when this Real Estate Lease Agreement is concluded, but no later than November 1, 2016.

Lease payments shall be due as of that same date.

The lease shall end on completion of the 15th year following its effective date, except in the case of termination under Section 20.

Section 9 - Setting of the lease payment

The lease payment shall be calculated based on the following parameters. Lease payments for the term of the lease shall be a percentage of the total investment cost as indicated below:

●	Investment amount: the amount as stipulated below in this Real Estate Lease Agreement, i.e. EUR 1,120,000.00
●	Term: 15 years
●	Revised: 15-year fixed interest rate
●

Reference interest rate: Indexed Average CIT rate from 1 to 15 years, published on the 3rd business day after the contract takes effect. For example, on 25/04/2016, the reference interest rate was 0.63%. That reference interest rate will be increased by a commercial margin. In the event that the reference interest rate is negative, the Lessor shall have the right to consider it equal to zero;

●	Interest rate of the transaction: The reference interest rate, plus the commercial margin;
●	Effective date: No later than November 1, 2016;
●	Frequency: Lease payments are due in advance on a quarterly basis;
●	Residual value and purchase option: After 15 years, there is a purchase option that is equal to 3.00% of the investment amount, i.e. EUR 33,600.00

For example, with the reference interest rate on 25/04/2016 at 0.63%, the period lease payments are EUR 13,522.57 after payment of the first lease payment plus an amount of EUR 440,000.00.

Lease payments are payable to the Lessor’s head office or to a bank account to be indicated by the Lessor.

If, for any reason whatsoever, the reference interest rate can no longer be established to determine the cost of the financial transactions, the parties agree to jointly determine a new reference interest rate that in all cases, will be associated with the interest rates applied by financial organizations to private businesses for similar transactions at the time of review.

All amounts (specifically lease payments, interest increases, provisions and costs, purchase option) that the Lessee owes or shall owe to the Lessor based on this Real Estate Lease Agreement shall be cashed via a European Business-to-Business (B2B) domiciliation or a European (Core) domiciliation.

The coming into force of this Real Estate Lease Agreement is subject to the Lessee sending a signed mandate regarding European Business-to-Business (B2B) domiciliation to the Lessor’s bank and providing proof of its activation to the Lessor.

The Lessor shall also always have the right to request the conversion of an existing European (Core) domiciliation to a European Business-to-Business (B2B) domiciliation. The Lessor may consider the Lessee’s possible refusal of such conversion as a liable default that justifies the application of the provisions of Section 20.

The Lessor’s invoices shall serve as notice (prenotification). The Lessor pledges, via a commitment to send them no later than 1 calendar day before the date of collection from the Lessee’s bank account. In all cases, this Real Estate Lease Agreement, the possible amortization schedule, or other correspondence sent as part of the execution of this Real Estate Lease Agreement, shall serve as notice (prenotification).

If European Business-to-Business (B2B) domiciliation or European (Core) domiciliation is denied or revoked, the lease payment shall automatically be increased by a lump sum of EUR 500.00.

The Lessor reserves the right to change the interest increase, the provisions and the compensation for fees used to calculate the lease payment:

●	to the extent that specific circumstances (such as major changes on the money market or capital, or in the event of the development of major internal, external or general costs) justify it;
●	if the Lessee’s solvency otherwise diminishes in the Lessor’s opinion.

Section 10 - Penalty interest

If a lease payment is not paid on its due date, interest shall be due, by right and without notice, from that due date until paid in full by the Lessee, on the unpaid amounts, at the Banque ING Belgique S.A. overdraft rate, plus 3%, and with a minimum of 10%. The same thing shall be valid for all other amounts owed by the Lessee under this Real Estate Lease Agreement.

Section 11 - Use - Maintenance and repair - Warranty

A) The Lessee shall be required to occupy the Real Property as a reasonable person. The Lessee shall maintain it with care at its expense and responsibility such that both the Real Property and its surroundings are perfectly maintained.

The Lessor shall not be required to perform any repairs or maintenance. The Lessee shall be required to maintain the Real Property and to make all repairs, including major repairs, at its own expense and responsibility, whether or not they are the result of a fortuitous event or force majeure or due to a third party.

Should the Lessee fail to do the aforementioned repairs and maintenance during the Real Estate Lease Agreement, the Lessor shall have the right, after having sent a registered letter that has not been acted upon for one month, to have them performed at the Lessee’s expense. The Lessor shall have the right, at any time, to have the leased Real Property visited. This provision in no way reduces the Lessee’s responsibility.

B) The Lessor does not give any guarantee and does not assume any responsibility or obligation in the area of construction, particularly with regard to poor workmanship or hidden defects, the handover and enjoyment of the Real Property.

Throughout the term of the Real Estate Lease Agreement, the Lessor waives in favour of the Lessee, all warranties received as Emphyteutic Lessor of the Real Property.

The Lessor shall issue to the Lessee a special mandate to appear in proceedings, as the applicant or the defendant, as part of all proceedings instituted by or against contractors, subcontractors or other individuals or companies involved in the construction of the Real Property or, to the extent to which it applies, involved in development of the Land.

Notwithstanding that mandate, irrevocable for good reasons, the Lessor reserves the right to intervene directly in the case, if it feels the need to defend its interests.

Any fees whatsoever generally resulting from those proceedings are exclusively at the Lessee’s expense and the Lessee guarantees the Lessor against all orders incurred as a result of those proceedings.

The Lessee shall notify the Lessor in advance of its intent to institute legal proceedings regarding the Real Property, or as part of this Real Estate Lease Agreement. The Lessee shall also inform the Lessor of the progress of all legal proceedings directly or indirectly related to this Real Estate Lease Agreement.

C) The Lessee shall not use the Real Property in a way that is contradictory to any permit, license, certificate or condition of approval. The Lessee shall pay all compensation, costs and commissions related to the use and maintenance of the Real Property.

The Lessee pledges to strictly comply with all existing or future provisions or legal rules that apply to the Real Property (internal by-law, co-ownership by-law, zoning provisions, etc.). The Lessee guarantees the Lessor against any harm that it might sustain as result of the Lessee’s failure to comply with this provision.

Section 12 - Risk - Guarantee - Insurance

Throughout the entire lease and until the restitution of property, the Lessee shall be responsible to the Lessor for all risks of deterioration, loss, and partial or total loss of the Real Property, and for its repercussions on all of the real estate real rights under the Emphyteusis Right, regardless of the cause, even when it is the result of a fortuitous event or force majeure.

In order to guarantee the Lessor, the Lessee shall also be responsible for any damage caused to third parties by the Real Property or due to its construction, operation or use. The Lessee shall assume the responsibility that the Lessor may possibly incur pursuant to Sections 1382, 1384 and 1386 of the Civil Code.

The Lessee shall have a clause inserted in the insurance policies confirming that each suspension, termination or cancellation of the policy can only be opposable by the Lessor after a notification period of one month served via registered mail.

To cover the aforementioned risks:

1. The Lessor and the Lessee shall agree to purchase insurance against fire and similar risks at market conditions. The choice of insurer is left to the Lessee, but shall also be approved by the Lessor.

All costs for insurance against those risks shall be at the Lessee’s expense, both for the Lessor and the Lessee.

That insurance shall cover the Real Property for the value of its complete reconstruction, due to loss of use of property, neighbours’ claims, excavation costs, demolition and salvage costs or tenant risk.

The policies covering these risks shall be established in the Lessee’s name, acting on behalf of the Lessor. They must stipulate that any compensation collected from damages to the Real Property shall be allocated to its reconstruction.

They shall include the following clauses:

a) Compensation for damages to the Real Property and for excavation and demolition costs shall be due and paid to the Lessor.

The other compensation shall be due to the Lessee and shall also be paid to the Lessee, unless otherwise legally stipulated.

b) A suspension of the policy due to failure to pay the premium, the fact of waiving an implied extension of the policy if that extension is stipulated in the general conditions or cancellation of the policy prior to expiry of the period for which it was purchases, shall only affect the Lessor one month following service of the notification period by registered mail.

The Lessee is required to review the insured amounts annually and to provide a copy of the policies purchased to the Lessor, no later than the review date.

2. The Lessee shall assume the costs of third-party liability insurance, that may be incumbent in all respects on either the Lessor or the Lessee of the right of the Real Property claim and its operation or use. The Lessor and the Lessee and their representatives are mutually considered third parties.

To that end, the Lessee shall ensure the following text is included in the General Operating Liability policy:

“The company shall inform the Lessor, via registered mail, of any dispute or circumstance that may result, pursuant to the conditions of the insurance policy, to the termination of said policy so that the Lessor may take all necessary measures during a 30-day period from the date of that notice. During that same 30-day period, the coverage toward the Lessor shall remain valid.”

The Lessee shall ensure, with regard to the Lessor as well, compliance with all stipulations of internal rules imposed by the insurance companies.

The Lessee shall assume responsibility in the event of a lack of, or insufficient, insurance regardless of the cause.

Section 13 - No suspension or reduction of lease payments

In the event of any occurrence whatsoever reducing or completely eliminating the enjoyment of the Real Property, for example a partial or total disaster or even repair work exceeding forty days, the Real Estate Leasing Agreement shall be neither suspended nor terminated and no reduction or suspension of lease payments shall be granted. The Lessor shall not be required to issue any compensation as a result of the loss of enjoyment or construction defect, regardless of the cause. Section 1721 of the Civil Code does not apply in this case.

Any compensation, collected by the Lessor or the Lessee, with the exception of that collected due to loss of use of property shall be assigned first by the recipient of the reconstruction of primary property, or the construction or purchase of another property, to be determined by mutual agreement, which shall substitute the primary property for the execution of this Real Estate Lease Agreement.

In the event of reconstruction, the Lessor at a rate fixed by the Lessee of its case and supervision expenses, after a commission set at 1.5% of the amount of the construction work, plus other fees assumed by the Lessor.

The insurance benefits potentially collected by the Lessor for loss of use of the property shall be deducted to the maximum of the remaining lease payment due.

Section 14 - Property retrofitting work

The Lessee may during the lease, at its expense and responsibility, subject to the Lessor’s approval, carry out all property retrofitting work necessary to its professional objectives, including expansions, upgrades or changes. Expansions and changes shall return by full right to the Lessor and no compensation or damages may be demanded for those.

Prior to doing any work, the Lessee shall duly inform the Lessor of the intended work (specifically by presenting an executable urbanistic permit or other necessary permits) and in that case, the Lessor may oppose it, for good reason, particularly if that work endangers the stability of the real property under this Real Estate Lease Agreement and reduces its value or the existing structures or if the Lessor provides any other valid urgent reason.

Approval is also subject to the prior presentation of any construction permit or other authorizations that may be necessary.

The work done in execution of this Section shall be subject to the relevant provisions of this Real Estate Lease Agreement.

Section 15 - Taxes - Expenses - Fees

The Lessee shall be required to assume and pay all contributions, taxes or general taxes whatsoever, due under this Real Estate Lease Agreement or concerning the Real Property, that are or will be charged by any public authority, including real estate source deductions.

Should the application of this Section be rendered impossible due to a legislative or regulatory change regarding taxes, the Lessee shall pay the Lessor, as compensation, an amount equal to that which would have been paid without such change, and the situation shall not be worse than the previous regime and the new situation shall not result in any benefit for the Lessor.

During the lease, all fees and taxes whatsoever regarding the Real Property and the Lessee’s activities shall be at the Lessee’s sole expense.

The Lessee shall also be required to assume the cost of water, gas and hydro distribution as well as the rental of various meters.

The Lessor’s legal and extra-judicial costs and possible lawyer and expert fees as the result of disputes with co-owners, neighbours, architects, contractors or others shall be the direct responsibility of the Lessee. The Lessor reserves the right to charge closing costs, particularly if the Lessor’s intervention is required during a legal dispute, a negotiation with third parties regarding the Real Property or any other proceedings, as compensation for the administrative and legal costs that the Lessor may incur.

Section 16 - Activities - No commercial lease - Sub-letting and transfer

The Real Property shall be used by the Lessee to conduct an activity in accordance with the Lessee’s business purpose.

Given the specific nature of this Real Estate Lease Agreement, the Lessee shall not conduct any activity, with regard to the Real Estate Lease Agreement, that could cause this Real Estate Lease Agreement to be subject to the application of any legislation other than the common law lease, including legislation regarding commercial lease (Act of April 30, 1951).

The Lessee may exercise all concomitant activities, without, however, changing the intended use of the Real Property.

The Lessee may not sub-let or otherwise make available the Real Property, in whole or in part, nor transfer in whole or in part to third parties, the right resulting from this Real Estate Lease Agreement, without obtaining the express prior approval of the Lessor. In the event of a possible sub-let or other mode of handover to third parties, the Lessor reserves the right regardless, to issue authorization based on the Lessee’s pledge to ensure the Lessee’s payment obligations to the Lessor, by either (i) debts from those third parties for the lease payments or other expenses that are or shall become due as part of the sub-letting/availability, or (ii) the Lessee’s debt to the financial organization where an account has been opened in the Lessor’s name for lease/expense payments from the sub-letter/user.

In the event of dissolution of such approved agreement with third parties, the Lessee shall do all that is reasonably possible to arrange another sub-let or handover to third parties as quickly as possible. The third party(ies) and the draft agreement must be pre-approved by the Lessor. The expenses due as part of such new agreements to be signed shall also be pledged by the Lessee to ensure its payment obligations in favour of the Lessor.

The third-party agreements described above shall always be signed in accordance with market conditions and the Lessee shall guarantee that they will never be subject to the commercial lease legislation (Act of April 30, 1951).

Any taxes or fines regardless of type to be paid by the Lessor as a result of sub-let or a transfer or rights or pledge resulting from this Real Estate Lease Agreement shall be the sole responsibility of the Lessee.

Section 17 - Expropriation

In the event of expropriation, this Real Estate Lease Agreement shall be terminated and the Lessee cannot demand any compensation from the Lessor. The Lessee can only argue its rights against the expropriating authority and the Lessee cannot demand from that authority any compensation that would reduce the Lessor’s compensation.

In this case, the Lessor will at least be entitled to compensation equal to that calculated in accordance with Section 20 herein, including the increases stated in that Section, plus all charges possibly assumed by the Lessor as the result of the expropriation. Should the amounts paid out by the expropriating authorities be insufficient to do so, the Lessee shall be responsible for additional compensation to the maximum of the difference.

Should the Lessor receive higher compensation, the surplus shall be forwarded to the Lessee, less deduction of all amounts still owed to the Lessor.

The expenses shall be calculated on the day of termination as a result of the expropriation, which cannot be later than the effective date of the expropriation.

Section 18 - Restitution - Site inventory - Soil analysis

At the end of the Real Estate Lease Agreement, for any reason whatsoever, and to the extent that the Option as described in Section 19 is not exercised, and the Lessee does not opt to extend the lease either, the Lessee shall return the Real Property in perfect lease condition, unless depreciated or due to normal use as per the definition permitted by civil law.

For that, the Lessor may request that a contradictory site inventory be produced. That site inventory shall be produced either by the parties themselves or by an expert mutually appointed by the parties or, failing that, by the competent Justice of the Peace on simple request by the earliest petitioner. The site inventory fees shall be assumed equally by each of the parties.

The costs for the repair of damage beyond depreciation or normal use shall be at the Lessee’s expense.

At the end of the Real Estate Lease Agreement, regardless of the reason, the Lessee shall produce, at its expense, certificates regarding the state of the ground, when required by law. It shall also request, at its expense, an environmental analysis of the Real Property, no later than the expiry date of the Real Estate Lease Agreement and no sooner than three months prior to that date, without prejudice to the applicable legal provisions. The environmental analysis shall include, at least, soil analysis to detect any pollution, in accordance with the rules of the trade. However, if the Lessee should exercise the Option at the end of the 15th year of leasing, it shall only be required to produce an environmental analysis if required by law or if the legislation or any standard whatsoever in effect at that time gives rise to the legitimate fear by the Lessor that it may be held responsible for pollution of the Real Property.

Potential sanitation expenses, both with regard to any present or future laws, decrees or regulations whatsoever, or to any resale of the Building or Land under the Emphyteusis Right, shall be at the Lessee’s expense.

Following the end of the Real Estate Lease Agreement, the Lessee may not obligate the Lessor to compensate the value of the buildings, work, construction and planning work done by the Lessee, particularly in application of Sections 11 and 14 herein. Nor can the Lessee eliminate or demolish that work without the Lessor’s authorization. Such buildings, works, constructions and plans shall remain acquired by the Lessor without any compensation on his part.

In the nine months prior to the end of the Real Estate Lease Agreement, and at any time in the event of sale of the Real Property, the Lessee shall be required to allow the display of posters announcing the sale and allow visits to the entire property on agreed upon dates.

Section 19 - Option - Fees - Lease renewal

Provided the Lessee has stayed in the leased Real Property as a tenant, provided it has complied fully with all of the obligations of this Real Estate Lease Agreement, at the end of the 15th year of the Real Estate Lease Agreement the Lessee will have an option to purchase the entire Real Property (defined in this Section as “the Option”) on the following conditions:

●	the Option shall be exercised by registered mail in the four months prior to the expiry of the 15th year of the Real Estate Lease Agreement;
●

the price to exercise that Option shall be equal to 3.00% of the investment amount as stipulated in Section 6, or EUR 33,600.00. The Option shall be exercised by the Lessee or by a company within its group or by a company, approved by the Lessor, appointed by the Lessee;

●

On exercise of the Option and following payment of the price of the Option and all amounts that may be due, _the Lessor shall transfer its Emphyteusis Right to the purchaser for the remaining term with all associated rights and obligations. The authentic instrument shall be executed no later than the expiry. The price of the Option shall then be payable upon execution of the instrument. If that price is paid on a date after the expiry date, the purchaser shall be responsible for interest calculated at the EURIBOR rate +2% for the corresponding term, applied to the price of the Option between the lease end date and the payment date of the price. The same shall apply, mutatis mutandis, in the event that the lease renewal option is exercised after the expiry date;

●

The cession of the Lessor’s real rights on the property is suspended until after the expiry of the Real Estate Lease Agreement and until the price of the Option and all amounts that may be due under that Option have been paid. Until that time, risk for the Real Property is incumbent on the Lessee;

●

If the Lessee opts not to exercise the Option, it may be agreed that the lease of the real property will continue under the Real Estate Lease Agreement on conditions to be stipulated at that time. The lease payments for the lease renewal period shall be calculated in the same manner as described above, taking into account (i) the expected amount of the Option, (ii) the term of the lease renewal period, (iii) the interest rate in effect at that time, and (iv) the laws and tax rules applicable at that time. If the lease renewal option is exercised, the lease renewal shall take the form of a lease contract, however the term of that lease renewal cannot exceed the remaining term of the Lessor’s real estate real rights;

●

If neither the Option, nor the lease renewal option are exercised, the Lessee shall leave the Real Property upon expiry of the lease period and return it to the Lessor in good condition taking into account normal use as a reasonable person. Any damage other than that caused by normal use shall be at the Lessee’s expense;

●	All costs, fees, duties or charges related to the exercise of the Option and its consequences, or related to the lease renewal option, shall be at the Lessee’s expense.

Section 20 - Reasons for dissolution - Termination compensation - Debts of related companies

A) If, for any reason whatsoever, the Lessee does not comply with one of the obligations of the Real Estate Lease Agreement, and specifically, payment of amounts due on the due date by the Lessee, the Lessor may by right terminate the Real Estate Lease Agreement without any legal formality after notice sent via registered mail has not been acted upon within eight days.

In this event, aside from payment of the amount of the overdue and unpaid lease payments and the other amounts resulting from outstanding pledges, the Lessor may demand payment, as compensation, pursuant to Sections 1226 of the Civil Code, of an amount equal to the ongoing lease payments, accrued at an interest rate equal to the lowest of:

●	either the 1 to 15-year Indexed Average CIT rate at the effective date of the lease, less 2%;
●	or the Indexed Average CIT rate at the time of the termination for the remaining term until the end of the lease period set out in the contract, less 2%.

If the calculation results in a negative accrued interest rate, the Lessor shall have the right to consider it equal to zero.

That compensation shall be increased by the value of the Option set out in the contract above, and all amounts resulting from the Real Estate Lease Agreement, and all fees and taxes due to the public authorities or other third parties as a result of the termination.

The amounts stemming from the sale of property under this Real Estate Lease Agreement, its lease renewal, or any other transfer by the Lessor of its relevant real real-estate rights, less deduction of costs incurred, shall be deducted from the termination compensation to a maximum of that compensation. Termination shall take place via registered mail with acknowledgement of receipt.

B) If a Lessee’s “Debt” or that of a related company (as defined in Sections 11 and 12 of the Corporate Code) greater than EUR 10,000.00 is not paid when due, the Lessor shall have the right to terminate the Real Estate Lease Agreement early without the slightest legal formality or notice, and may demand lump sum damages in that regard, including the increases indicated therein. For the application of this clause, “Debt” shall mean any pledge of payment or reimbursement of a sum of money (whether interest or capital) incurred by any company as part of (i) any financial or operational lease transaction (regardless of the nature of property), signed with the Lessor or a subsidiary or sister company or (ii) any funding whatsoever, credit or loan with financial organizations associated with the Lessor or one of its subsidiaries.

C) Even if the Lessee has complied with its contractual pledges, the Lessor shall have the right to terminate the contract early without the slightest legal formality or notice, and may demand a lump sum for damages indicated in that regard, increased in the manner indicated, in the following cases: request for deferment of payment, declaration of bankruptcy, suspension under application of the Business Continuity Act, or proven insolvency, liquidation, dissolution of the Lessee’s company voted by the partners or pronounced by the Court, amicable or forced waiver of operation or business, reduction of the guarantees granted to the Lessor, non-compliance with the agreements reached, if applicable, such as those indicated herein, change to the Lessee’s shareholders, discontinuation of the Lessee’s professional activities, established protest or seizure imposed on the Lessee. The same shall be valid in the event of absorption, merger or splitting unless it occurs within the group to which the Lessee belongs and provided the Lessee maintains a similar financial ability and solvency.

D) In the event of termination of the Real Estate Lease Agreement or non-exercise of the Option as defined in this Section, the work shall be acquired by ING ASSET FINANCE without compensation.

Section 21 - Conditions precedent

This Real Estate Lease Agreement and its possible appendices, as well as its coming into force, are subject to compliance with the suspensive conditions listed below. Unless complied within a timely fashion, the Real Estate Lease Agreement and its possible appendices may be revoked by the Lessor:

●	Presentation to the Lessor of a ground certificate pursuant to legal requirements;
●	Conferral to the Lessor of the Emphyteusis Right necessary based on this Real Estate Lease Agreement no later than November 1st, 2016;
●	The fact that the property under this Real Estate Lease Agreement is free and clear, and that the authentic instrument of the Real Estate Lease Agreement is executed no later than November 1st, 2016;
●

Formal agreement, to the extent necessary, of all relevant authorities regarding this transaction, particularly the Intercommunale BEP, and more particularly the signing of the Real Estate Lease Agreement and the establishment of the necessary real rights, by no later than November 1st, 2016;

●	Presentation to the Lessor, by no later than the authentic execution of this Real Estate Lease Agreement, of the necessary insurance policies pursuant to their applicable provisions;
●

Presentation to the Lessor, by no later than the authentic execution of this Real Estate Lease Agreement, of proof of activation of the European Business-to-Business (B2B) domiciliation, as described in Section 9;

●	Handover to the Lessor, no later than November 1st, 2016, of the property title and final urbanism and operation permits regarding the Real Property under this Real Estate Lease Agreement;
●	Establishment, no later than November 1st, 2016, of the necessary ancillaries for the operation of the Real Property under this Real Estate Lease Agreement.

In such cases, the Lessee shall pledge to reimburse, on first request by the Lessor, all amounts paid by it for the execution of this Real Estate Lease Agreement, plus interest calculated in accordance with the “Penalty Interest” Section, and to compensate the Lessor for its administration fees, set at a lump sum of EUR 11,200.

Section 22 - Guarantees

As guarantee for the proper execution of the obligations resulting from this Real Estate Lease Agreement, the Lessee shall submit the following guarantees and expressly pledge the following:

●

Acceptance of the Cross-Default and Cross-Collateral principle between the provisions of this Real Estate Lease Agreement and the provisions of the loan agreement, signed as part of the funding of the renovation work of the Building as described in Section 26;

●	Payment of a first lease payment plus EUR 440,000.00 when the lease takes effect.

Unless otherwise indicated, the requested guarantees/pledges shall be established, completed or taken no later than upon execution of the authentic instrument described in the preface. Until such case, the Lessor shall not be held responsible for any expense associated with the investment under this Real Estate Lease Agreement.

If the Lessee does not comply with and/or does not maintain those obligations for the term of this Real Estate Lease Agreement, the Lessor has the right to terminate it pursuant to Section 20, without the slightest legal formality or notice, and to claim the compensation set out in this Section, including the stated increases.

Section 23 - Purchase instruments provisions - general preservation

In general, the Lessee pledges to comply or ensure compliance with the pledges, charges and conditions (general and specific) set out in the purchase instruments under this Real Estate Lease Agreement. The Lessee shall be solely responsible for the proper execution of all possible duties that might exist as a result of this transaction, to preserve the Lessor.

Section 24 - Costs

Notwithstanding clauses to the contrary herein, the expenses, costs, duties, taxes and fees stemming therefrom are the responsibility of the Lessee.

The costs of periodic or ad hoc reassessment of the Real Property under this Real Estate Lease Agreement as required by legislation are fully payable by the Lessee.

The Lessee shall have this property assessed at the Lessor’s first request and according to the Lessor’s terms and conditions. The Lessee pledges to provide the Lessor with the assessment within 6 weeks of the request date. The assessor shall have been previously recognized by the Lessor and the assessment shall be sent in electronic format (“pdf”) and accompanied by the INGDATA Addendum, to be provided to the Lessor's expert.

Within the month from the date of the provisional acceptance of the Building, the Lessee pledges to produce an assessment according to the terms stipulated above.

In the event that the Lessee does not comply with this pledge, the Lessor shall have the assessment performed at the Lessee’s expense. The Lessee pledges to grant the assessor and, if applicable, the Lessor’s representatives, access to the Real Property so that it may be assessed under the best conditions.

Section 25 - ING Belgique alternative bond

The Lessee’s pledges to ING ASSET FINANCE resulting from this Real Estate Lease Agreement shall be guaranteed by Banque ING Belgique S.A. (“ING”). This bond is an alternative to ING ASSET FINANCE’s other guarantees. The other bonds, if any, that ING ASSET FINANCE may have paid cannot result in any claims against ING.

For the rest, the Lessee acknowledges, to the extent necessary, that the receivables ING has against the Lessee, in the event that ING ASSET FINANCE claims ING’s alternative bond, shall be covered by the guarantees granted to ING to guarantee all of its pledges, regardless of its nature, against it.

The Lessee expressly authorizes ING to send all necessary information to ING ASSET FINANCE to be able to verify its identity pursuant to the Act of January 11, 1993, regarding the prevention of the use of the financial system for money laundering or to fund terrorism.

To the extent that the Lessee has also made pledges with other entities of the group to which the Lessor belongs or will do so in the future, the Lessee agrees that that/those other entity(ies) and the Lessor shall exchange information regarding the Lessee with regard to pledges made based on this Real Estate Lease Agreement and their execution.

In all cases, the Lessee shall authorize the communication of information about the pledges made based on this Real Estate Lease Agreement and their execution to all third parties who argue a legitimate interest in that regard, including the professional risk authorities and the Lessor’s insurers.

Section 26 - Cross-Default - Cross-Collateral

Aside from this Real Estate Lease Agreement with the Lessor, the Lessee shall also sign a loan agreement in the amount of EUR 270,000.00 as part of the funding for the Building renovation work.

The Lessee expressly acknowledges that indivision is in effect between the Real Estate Lease Agreement and the aforementioned Loan Agreement, such that the termination of one of them due to a violation by the Lessee, may result by right in the termination of the other agreement. The relevant decision belongs solely to the Lessor.

In the event of such termination, the relevant equipment shall be realized by the Lessor and the respective rental and/or sales income resulting from the realization of the equipment shall be used first to pay the amounts owed under the Real Estate Lease Agreement. The possible balance shall be used to cover any debts resulting from the aforementioned loan agreement.

To the extent necessary, the Lessee shall pledge in favour of the Lessor, who shall accept all debts that the Lessee has or will later have with regard to the Lessor as a result of this Real Estate Lease Agreement, as guarantee of all of Lessee’s obligations based on the Real Estate Lease Agreement.

Any other possible gains resulting from the realization shall remain acquired for the Lessee as compensation for its management fees, sales fees, etc.

This Cross-Default and Cross-Collateral rule shall constitute an essential element of the contracts signed and yet to be signed in the future between the parties, and shall prevail, if applicable, over the provisions agreed/to be agreed upon therein.

Section 27 - Communication of annual financial statements

The Lessee pledges to communicate each year to the Lessor, its annual financial statements, if applicable, at the same time as the Board of Directors and company auditor’s report during the month they become available and immediately notify the Lessor of any significant changes in assets or liabilities.

The Lessee hereby agrees to information about it being exchanged between the Lessor and the companies that constitute the Lessor’s group.

Section 28 - Structuring fees - Management fees - Annual compensation

In order for the Lessor to structure this transaction, the Lessee shall pay, upon the Lessor’s first request a structuring fee of EUR 3,500.00 (excluding VAT).

For management fees, the Lessee shall pay a lump sum annual compensation of EUR 35.00 plus applicable VAT to the Lessor. That annual compensation shall be due for the first time nine months after the effective date of the Real Estate Lease Agreement and then year after year, on that same date.

Section 29 - Notifications

All notifications or any other communications whatsoever that need to be served as part of this Real Estate Lease Agreement shall be made in writing and communicated to the other party’s known headquarters office.

The Lessee pledges to inform the Lessor via registered mail of any change to its headquarters and/or administrative office. The aforementioned addresses may be assumed valid by a party as long as no other address has been communicated.

Section 30 - Exoneration

The Lessor shall act in good faith and to its best effort to offer a funding structure that best corresponds with the Lessee’s wishes. The Lessee shall be responsible, with no claim against the Lessor, regarding the choice and accounting and tax aspects and the accounting and tax consequences as well as the other possible aspects and consequences of the funding structures chosen by the Lessee and of this Real Estate Lease Agreement.

Section 31 - Identification sign - Identification of the lessor - Communication of information

The Lessor shall have the right to permanently post, on the Real Property under this Real Estate Lease Agreement, a sign affixed and visible to third parties indicating that it owns the property.

The Lessee shall pledge to give the Lessor’s name to any third party who, for any reason whatsoever, may be interested in knowing who owns the real rights regarding the Real Property under this Real Estate Lease Agreement.

The information communicated to the Lessor may be processed by the companies within its group with a view to granting credit, rental or leasing, or with a view to marketing operations. The Lessee shall authorize the communication of information regarding the subscribed transactions and their performance to any third party justifying a legitimate interest, including professional risk information centres and the Lessor’s insurers.

The Lessor also has the obligation to consult various databases and populate them with information contained herein and relative to its performance, in order to assess the possibilities of granting credit and repayment possibilities, risk management and to permit the Banque Nationale de Belgique to conduct scientific and statistical studies and to execute its legal mission. In particular, the Centrale des Crédits aux Entreprises (CCE) with the Banque Nationale de Belgique, in execution of the CCE Act dated March 4, 2012, and the CCE ordinance dated June 15, 2012. The Lessor shall also communicate the identity of the Lessee as well as the number of this agreement and the other agreements signed with the Lessor to the Central Point of Contact within the Banque Nationale de Belgique, which will make the information available to the tax authorities for 8 years following the closure of the contract.

The Lessee shall have the right of access and the right to rectify any information registered in its name, at no cost, and in compliance with the legal terms and conditions.

Section 32 - Registration

In accordance with the AR dated January 30, 2001, regarding the execution of the Business Code, the Emphyteusis Right of the Real Property under this Real Estate Lease Agreement shall be registered under the assets of the Lessee’s balance sheet.

Section 33 - Invalidity - Nullity

The invalidity, illegality and incontestability or nullity of any clause whatsoever of this Real Estate Lease Agreement shall not result in the invalidity, illegality, incontestability or nullity of the entire Real Estate Lease Agreement. A possible void clause shall, if applicable, be replaced by a valid clause, which as much as possible, shall have the same economic and legal result.

Section 34 - Competence and choice of law

This Real Estate Lease Agreement is subject to Belgian law.

All appeals that may result from its interpretation and execution shall be exclusively under the competence of the Courts of the legal jurisdiction of Brussels.

Section 35 - Final clauses and signature

This Real Estate Lease Agreement is signed to be executed in good faith. It is produced in as many copies as there are parties. Each party shall acknowledge having received its original copy.

The Lessor shall reserve the right to consider this document null and void if verification of the signatures and signing authorities indicates any abnormality whatsoever.

Hence, given at Brussels, on October 4, 2016

ING ASSET FINANCE BELGIUM S.A.

Represented by:

/s/ Johan Stouten	/s/ Laurent Schinckus
Johan Stouten	Laurent Schinckus
Head of Client Services	Head of Structured & Real Estate

BELGIAN VOLITION S.A.

Represented by:

/s/ Gaëtan Michel	/s/ Cameron Reynolds
Gaëtan Michel	Cameron Reynolds
Chief Executive Officer and Director	Director

Legitimation*:

Identification card/passport no.:

Pursuant to the copy enclosed

*As part of the Act dated January 11, 1993, regarding the prevention of the use of the financial system for the purposes of money laundering, the companies acting on their own behalf shall legitimize themselves on behalf of a company using original and valid documentary evidence.